                                                                    EX-99.B15(c)

                            STAGECOACH FUNDS, INC.

                               DISTRIBUTION PLAN
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                                CLASS C SHARES
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       WHEREAS, Stagecoach Funds, Inc. ("Company") is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended ("Act"); and

       WHEREAS, the Company desires to adopt a Distribution Plan ("Plan") pursuant to Rule 12b-1 under the Act on behalf of the Class C Shares of each Fund listed on the attached Appendix A as it may be amended from time to time (each, a "Fund" and, collectively, the "Funds") and the Board of Directors, including a majority of the Qualified Directors (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit each Fund and its Class C shareholders;

       NOW THEREFORE, each Fund hereby adopts the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

       Section 1. Pursuant to the Plan, the Company may pay to Stephens Inc. ("Distributor"), as compensation for distribution-related services provided, or reimbursement for distribution related expenses incurred, a monthly fee at annual rates as set forth on Appendix A. The actual fee payable to the Distributor shall, within such limit, be determined from time to time by mutual agreement between the Company and the Distributor. The Distributor may enter into selling agreements with one or more selling agents under which such agents may receive compensation for distribution-related services from the Distributor, including, but not limited to, commissions or other payments to such agents based on the average daily net assets of Fund shares attributable to them. The Distributor may retain any portion of the total distribution fee payable hereunder to compensate it for distribution-related services provided by it or to reimburse it for other distribution-related expenses.

       Section 2. The Plan (and each related agreement) will, unless earlier terminated in accordance with its terms, remain in effect from year to year after the first anniversary of its effectiveness if such continuance is specifically approved at least annually by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

       Section 3. The Company shall provide to the Company's Board of Directors and the Directors shall review, at least quarterly, a written report of the amounts expended by the Company under the Plan and each related agreement and the purposes for which such expenditures were made.

       Section 4. The Plan may be terminated at any time by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of Class C Shares of the Fund.

       Section 5. All agreements related to the Plan shall be in writing and shall be approved by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval. Any agreement related to the Plan shall provide:

       A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of Class C Shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

       B. That such agreement shall terminate automatically in the event of its "assignment" (as defined below).

       Section 6. The Plan may not be amended to increase materially the amount that may be expended by the Fund pursuant to the Plan without the approval by a vote of a majority of the outstanding voting securities of Class C Shares of the Fund, and no material amendment to the Plan shall be made unless approved by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

       Section 7. While the Plan is in effect, the selection and nomination of each Director who is not an "interested person" (as defined below) of the Company shall be committed to the discretion of the Directors who are not interested persons.

       Section 8. To the extent any payments made by the Fund pursuant to a Servicing Agreement are deemed to be payments for the financing of any activity primarily intended to result in the sale of Class C Shares within the context of Rule 12b-1 under the Act, such payments shall be deemed to have been approved pursuant to this Plan. Notwithstanding anything herein to the contrary, the Fund shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

       Section 9. The Company shall preserve copies of the Plan, each related agreement and each report made pursuant to Section 4 hereof, for a period of not less than six years from the date of the Plan, such agreement or such report, as the case may be, the first two years in an easily accessible place.

       Section 10. As used in the Plan, (a) the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemption as may be granted by the Securities and Exchange Commission and (b) the term "Qualified Directors" shall mean the Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan.


Dated: July 23, 1997

                                  APPENDIX A
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                                            Percentage of Funds
        Fund Name                         Average Daily Net Assets
        ---------                         ------------------------
Aggressive Growth Fund                               0.75%
California Tax-Free Bond Fund                        0.50%
Index Allocation Fund                                0.75%
Ginnie Mae Fund                                      0.50%
National Tax-Free Bond Fund                          0.50%
Small Cap Fund                                       0.75%
Variable Rate Government Fund                        0.50%


Approved: July 23, 1997